UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 9, 2016

Date of Report (Date of earliest event reported)

CEPHEID

(Exact name of Registrant as specified in its charter)

California	000-30755	77-0441625
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

904 Caribbean Drive, Sunnyvale, CA 94089

(Address of principal executive offices) (Zip Code)

(408) 541-4191

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On February 9, 2016, Cepheid promoted Warren C. Kocmond, Jr., 56, previously Executive Vice President and Chief Operating Officer, to President and Chief Operating Officer, effective immediately.

Mr. Kocmond joined Cepheid as Executive Vice President, Global Operations in May of 2013 and was promoted to Executive Vice President and Chief Operating Officer in October 2014. Prior to joining Cepheid, Mr. Kocmond served as Vice President of Global Operations at Lam Research Corporation, a wafer fabrication equipment and services supplier, from February 2012 until April 2013, where he was responsible for globally dispersed operations including a multi-billion dollar supply chain. From August 2009 until October 2011, Mr. Kocmond served as Executive Vice President of Global Operations and Quality at Verigy, Ltd., now a wholly owned subsidiary of Advantest Corp., a provider of semiconductor automatic test equipment. Mr. Kocmond served as the Chief Operating Officer of Electroglas, Inc., now EG Systems, LLC, a supplier of semiconductor manufacturing equipment and software, from May 2008 until February 2009, when he was promoted to Chief Executive Officer and served in that role until July 2009. Prior to that, from May 2007 until May 2008, Mr. Kocmond served as the Senior Vice President of Global Operations for Affymetrix, Inc., a manufacturer of DNA microarrays.

In connection with Mr. Kocmond’s promotion, his annual base salary was increased to $525,000 and the target annual cash bonus that Mr. Kocmond is eligible to receive pursuant to Cepheid’s 2016 Incentive Plan was increased to 75% of his base salary. Further, on February 9, 2016, Mr. Kocmond was granted 12,500 restricted stock units (“RSUs”) pursuant to Cepheid’s 2015 Equity Incentive Plan (the “Plan”) and a notice of RSU award and award agreement that will vest over a four-year period with 25% of the RSUs vesting on the first anniversary of the grant date and an additional 1/16th of the RSUs vesting at the end of each three-month period thereafter, for so long as Mr. Kocmond is providing services to Cepheid. Mr. Kocmond was also granted an option to purchase 112,500 shares of Cepheid’s common stock (the “Option”) with an exercise price equal to the closing price of Cepheid’s common stock on February 9, 2016. The Option was granted pursuant to the Plan and a notice of option and option agreement and will vest over a four-year period with 25% of the shares subject to the Option vesting on the first anniversary of the grant date and an additional 1/48th of the shares subject to the Option vesting monthly thereafter, for so long as Mr. Kocmond is providing services to Cepheid.

In connection with his promotion, Mr. Kocmond entered into an amendment to his existing Change of Control Retention and Severance Agreement, solely to reflect increased benefits as a result of his promotion to President (as so amended, the “Change of Control Agreement”). Pursuant to the Change of Control Agreement, if Mr. Kocmond’s employment is terminated without Cause (as defined in the Change of Control Agreement) or he resigns within ninety (90) days following a Diminution of Responsibilities (as defined in the Change of Control Agreement), in either case within twelve (12) months following a Change of Control (as defined in the Change of Control Agreement), he will be entitled to a lump sum payment equal to (i) twenty (20) months of his then-current base salary plus (ii) 100% of the target bonus for which he would have been eligible during the year of termination pursuant to Cepheid’s then-effective cash incentive bonus plan, and all of Mr. Kocmond’s then unvested equity grants will become fully vested and exercisable, and all Cepheid repurchase, forfeiture or similar rights with respect to such equity-based compensation will terminate. Any benefits available under the Change of Control Agreement are conditioned upon Mr. Kocmond’s execution of a general release in favor of

Cepheid. The description of Mr. Kocmond’s Change of Control Agreement set forth herein is qualified in its entirety by reference to the full text of Cepheid’s form of Change of Control Agreement, which is attached hereto as Exhibit 10.01 and is incorporated herein by reference.

Except as described above, the terms of Mr. Kocmond’s employment will remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title

10.01	Form of Change of Control Retention and Severance Agreement by and between Cepheid and each of its executive officers, as amended. (Incorporated by reference to Exhibit 10.18 filed with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014.)

99.01	Press release dated February 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHEID

Date: February 10, 2016	By:	/s/ Dan Madden
		Name:	Dan Madden
		Title:	Executive Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Title

10.01	Form of Change of Control Retention and Severance Agreement by and between Cepheid and each of its executive officers, as amended. (Incorporated by reference to Exhibit 10.18 filed with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014.)

99.01	Press release dated February 10, 2016.